Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2007 and January 26, 2004, with respect to the consolidated financial statements of Twincraft, Inc., a Vermont corporation, and Affiliates, in the Current Report on Form 8-K/A, of Langer, Inc., a Delaware corporation, and to the incorporation by reference of such report in the Registration Statements of Langer, Inc., a Delaware corporation, on Form S-3 (Nos. 333-139882, 333-130765, and 333-92014), and the Registration Statements on Form S-8 (Nos. 333-130764, 333-110962, 333-94769, and 333-89880).

/s/ Gallagher, Flynn & Company, LLP

Burlington, Vermont
April 6, 2007